UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 13, 2005

CTI Group (Holdings) Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-10560	51-0308583
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

333 N. Alabama Street, Suite 240, Indianapolis, Indiana		46204
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	317-262-4582

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On September 13, 2005, the Board of Directors of CTI Group (Holdings) Inc. (the "Company") appointed John Birbeck, Chairman of the Board of Directors of the Company, as President and Chief Executive Officer of the Company, and the Company and Mr. Birbeck entered into a verbal agreement (the "Agreement") regarding Mr. Birbeck's employment terms, which provides that Mr. Birbeck started serving as President and Chief Executive Officer of the Company as of September 13, 2005. The Agreement states that the Company and Mr. Birbeck will enter into a written employment contract with an initial term of twelve months.

The Agreement provides that Mr. Birbeck will receive an initial annual salary of $275,000 and an annual performance bonus compensation of up to $250,000. Mr. Birbeck will cease receiving his director's fees while he performs his duties as both an executive officer and director of the Company. The Company agreed to compensate Mr. Birbeck for his temporary living arrangements until a permanent residence is secured by Mr. Birbeck as well as for his reasonable business expenses.

In addition, subject to Mr. Birbeck's continued employment as an executive officer of the Company, on the applicable grant dates, the Company agreed to grant Mr. Birbeck the following options to purchase the Company's Class A common stock (the "Stock Options") at an exercise price equal to the fair market value of such stock on the date of the grant: (i) an option to purchase 500,000 shares of the Company's Class A common stock in 2006; (ii) an option to purchase 250,000 shares of the Company's Class A common stock in 2007; and (iii) an option to purchase 250,000 shares of the Company's Class A common stock in 2008. The Stock Options will vest in four equal annual installments beginning on the first anniversary of the date of the grant.

Item 1.02 Termination of a Material Definitive Agreement.

On September 13, 2005, the Company and Bradley Houlberg, the Company's former President and Chief Executive Officer, mutually agreed to his departure and official written notice was provided to Mr. Houlberg pursuant to the Chief Executive Employment Agreement between the Company and Mr. Houlberg (the "Houlberg Agreement") entered into as of December 21, 2004, whereby Mr. Houlberg's employment was terminated effective October 13, 2005.

Pursuant to the Houlberg Agreement, Mr. Houlberg agreed to serve as the Company’s President and Chief Executive Officer for an initial period of one year and thereafter for additional one year periods, unless the Agreement is terminated by either party. Mr. Houlberg’s employment may be terminated by the Company for any reason upon the majority vote of the Board of Directors or the Executive Committee of the Board of Directors by giving written notice to Mr. Houlberg at least 30 days before the termination is to be effective. If Mr. Houlberg’s employment terminates as described above, the Company is obligated to pay him as severance all accrued and unpaid salary and benefits through the date of termination of his employment (the "Termination Date") and unpaid business expenses, and Mr. Houlberg will have 90 days following the Termination Date to exercise all of his vested options. Pursuant to the Houlberg Agreement, Mr. Houlberg’s unvested options terminate on the Termination Date.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 13, 2005, Mr. John Birbeck was appointed President and Chief Executive Officer of the Company by the Company's Board of Directors, replacing the former President and Chief Executive Officer, Bradley Houlberg. Mr. Birbeck will also continue to serve as the Chairman of the Company's Board of Directors. See Item 1.01 above regarding the description of the Agreement between the Company and Mr. Birbeck regarding his employment terms. A copy of the press release announcing Mr. Birbeck's appointment is attached hereto as Exhibit 99.1.

Mr. Birbeck, a citizen of the United Kingdom, has served as the Company's director since June, 2001. On July 5, 2005, Mr. Birbeck was elected the Chairman of the Company's Board of Directors. In 1997, Mr. Birbeck founded Network Alchemy Ltd. From 1997 until 2001, Mr. Birbeck served as director of Network Alchemy Ltd. From 2000 until 2001, Mr. Birbeck served as director of Avaya Communications. Since 2001, Mr. Birbeck has been working as a consultant advising new technology start-up companies in the United Kingdom. Mr. Birbeck also was a founder of Seer Ltd. in 2001 and serves as its director.

In the six months ended June 30, 2005, the Company paid approximately $32,000 for sales management software and consulting services to Seer Ltd. of which Mr. Birbeck is a founder and director.

As described above in item 1.02, pursuant to the notice dated September 13, 2005, Mr. Houlberg's employment as President and Chief Executive Officer of the Company was terminated effective October 13, 2005.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1-Press release issued by CTI Group (Holdings) Inc. on September 14, 2005.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI Group (Holdings) Inc.

September 19, 2005	By:	/s/Manfred Hanuschek

Name: Manfred Hanuschek
Title: Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press release issued by CTI Group (Holdings) Inc. on September 14, 2005